Exhibit 99.77(q)(1)

ITEM 77Q1- Exhibits

(e)(1)

Investment Management Agreement dated May 7, 2013 between Directed Services LLC and ING Partners, Inc. – Filed herein.

(e)(2)

Sub-Advisory Agreement dated May 7, 2013 between Directed Services LLC and Columbia Management Investment Advisers, LLC – Filed herein.

(e)(3)

Sub-Advisory Agreement dated May 7, 2013 between Directed Services LLC and ING Investment Management Co. LLC – Filed herein.